HARSCO CORPORATION

DEFERRED COMPENSATION PLAN FOR NON-EMPLOYEE DIRECTORS


Harsco Corporation (the "Corporation") hereby adopts this Deferred Compensation Plan for Non-Employee Directors (the "Plan") pursuant to which eligible members of its Board of Directors may elect to defer receipt of all or any portion of the compensation payable to them for services rendered to the Corporation as Directors.

1. Eligible Directors. The Directors of the Corporation eligible to make deferral elections under this Plan shall be those Directors who are not actively employed officers or employees of the Corporation or of any of its subsidiaries or affiliates (hereinafter referred to individually as a "Non-Employee Director" and collectively as the "Non-Employee Directors") .

2. Deferrable Compensation. A Non-Employee Director may elect to defer receipt of all, any part or none of the aggregate compensation payable by the Corporation for services rendered as a Director, including the annual base retainer, Committee Chairman annual retainer increment, attendance fees for board and committee meetings, and other fees for special services (in the aggregate, the "Director's Fees").

3. Election to Defer. A Non-Employee Director who desires to defer receipt of all or a portion of his Director's Fees in any calendar year shall so notify the Corporation's Pension Committee in writing on or before December 31 of the prior calendar year, specifying on a form supplied by the Committee (a) the dollar amount or percentage of the Director's Fees to be deferred, (b) the deferral period, (c) the form of payment, and (d) the notional investment direction. Elections to take effect with respect to the initial year of this Plan may be made by Non-Employee Directors until the first regularly scheduled Board of Directors meeting in 1995. A newly-appointed Non- Employee Director shall be eligible to defer payment of future Director's Fees by so notifying the Pension Committee on the appropriate form at any time within 30 days of his appointment to the Board of Directors. The elections made pursuant to this Paragraph shall be irrevocable with respect to those Director's Fees to which such elections pertain and shall also apply to Director's Fees payable in subsequent calendar years unless the Non-Employee Director notifies the Pension Committee in writing, on or before December 31, that different elections shall apply with respect to Director's Fees payable during the immediately following calendar year. Such new elections shall likewise continue in effect and apply to subsequent calendar years until similarly changed.

4. Non-Deferred Compensation. Any Director's Fees not deferred under this Plan shall be paid in accordance with normal Corporation policy.

5.  Deferred Compensation Accounts and Notional Investment Directions.

    (a) Accounts: At the time a Non-Employee Director elects to defer the receipt of compensation pursuant to Paragraph 3 above, he shall also direct the amount of the deferral to be notionally invested in an Interest-Bearing Account and the amount to be notionally invested in a Harsco Stock Account. Pursuant to such investment direction, the deferral amounts shall be credited to the appropriate accounts as set forth below:

      (I) Interest-Bearing Account: To the extent that a Non-Employee Director elects a notional investment in an Interest-Bearing Account, the Corporation shall, on the business day the Director's Fees would have been paid absent the deferral election, credit an Interest-Bearing Account established in his name with the amount of the deferred Director's Fees to be so invested.

      (ii) Harsco Stock Account: To the extent that a Non-Employee Director elects a notional investment in a Harsco Stock Account, the Corporation shall, on the business day the Director's Fees would have been paid absent the deferral election, credit a Harsco Stock Account established in his name with units (including fractions), the number of which shall be obtained by dividing the amount of the deferred Director's Fees to be so invested by the Fair Market Value of the Corporation's common stock. These units, thus calculated, are hereinafter referred to as "Stock Equivalents." For purposes of the Plan, Fair Market Value of a share of the Corporation's common stock on any date shall be equal to the mean between the high and low prices at which such shares were traded on the New York Stock Exchange ("NYSE") on such date, or, if no sales were quoted on such date, on the most recent preceding date on which sales were quoted. In the event of any change in the common stock of the Corporation by reason of any stock dividend, recapitalization, reorganization, merger, consolidation, split-up, combination or exchange of shares, or a rights offering to purchase common stock at a price substantially below Fair Market Value, or of any similar change affecting the common stock, the value and attributes of each Stock Equivalent shall be appropriately adjusted consistent with such change to the same extent as if such Stock Equivalents were issued and outstanding shares of common stock of the Corporation.

    (b) Earnings: The Corporation shall credit earnings to each account as follows:

      (i) Interest-Bearing Account: As of the last day of each calendar month, the Corporation shall credit as earnings to each Interest-Bearing Account established on behalf of a Non-Employee Director an amount equal to the Five Year U.S. Treasury Note Percentage Rate multiplied by the average daily balance in such Interest-Bearing Account during such calendar month. Such Five Year U.S. Treasury Note Percentage Rate shall be equal to one twelfth (1/12) of the yield on U.S. Treasury Notes having a maturity date five
(5) years hence as listed in The Wall Street Journal or any successor publication, as of market closing on the first day of the calendar quarter which includes that month.

      (ii) Harsco Stock Account: As of each quarterly dividend payment date, the Corporation shall credit as earnings to each Harsco Stock Account an amount equal to the cash dividends payable on such date with respect to that number of shares (including fractional shares) of its common stock equal to the number of Stock Equivalents credited to the Harsco Stock Account on the relevant dividend record date. The amount so credited shall then be converted into additional Stock Equivalents in the manner described earlier using the dividend payment date as the valuation date.

6. Deferral Period. At the time a Non-Employee Director elects to defer the receipt of compensation pursuant to Paragraph 3 above, he shall indicate the deferral period applicable to such deferred compensation by specifying the year (the "Payment Year") in which the deferred amounts are to be paid in a lump sum or in which installment payments shall commence; provided, however, that in no event shall the Payment Year be later than the year following the year in which the Non-Employee Director will attain age 72.

7. Form of Payment of Deferred Compensation. Initial payments made under the Plan shall be based upon the aggregate balance in a Non-Employee Director's account(s) determined on the first business day of the Payment Year. The balance in the Non- Employee Director's Interest-Bearing Account shall be the dollar amount credited to such account as of the first business day of the Payment Year. The balance in the Non-Employee Director's Harsco Stock Account shall be the dollar amount determined by multiplying the Stock Equivalents credited to such account on the first business day of the Payment Year by the Fair Market Value of a share of common stock of the Corporation on such date. The aggregate balance as thus determined shall be paid to him in cash either in a lump sum within 30 days following the first business day of the Payment Year or in up to ten (10) annual installments commencing with the Payment Year as specified in the election to defer made pursuant to Paragraph 3 above. If an election to receive installment payments is made, the Non-Employee Director shall receive the first installment within 30 days following the first business day of the Payment Year in an amount equal to the aggregate balance in his account(s) divided by the number of years in the installment payment period. Subsequent installments shall be computed and paid in similar fashion; provided, however, that pending distributions in the second through final years of the installment payment period, the aggregate balance in the Non- Employee Director's account(s) shall be deemed to be invested in an Interest-Bearing Account and in a Harsco Stock Account, as applicable, in the same proportion as deferred amounts under the Plan were notionally invested on the first business day of the Payment Year, and increased by earnings accordingly. Exhibit A attached hereto presents an example illustrating how such a calculation is made.

8.  Change in Control.

    (a) In the event of a "Change in Control" of the Corporation followed by a Non-Employee Director's cessation of service to the Corporation as a Director, all amounts credited to the account(s) of the Non-Employee Director under the Plan shall be immediately due and payable to the Non-Employee Director in a single lump sum notwithstanding the deferral period and form of payment specified pursuant to Paragraph 3 above.

    (b) For purposes of the Plan, a "Change in Control" shall have occurred if:

      (i) Stock Acquisition. Any "person" (as such term is used in Section 13(d) and 14(d) (2) of the Exchange Act), other than the Corporation or a corporation a majority of whose outstanding stock entitled to vote is owned, directly or indirectly, by the Corporation, is or becomes, other than by purchase from the Corporation or such a corporation, the "beneficial owner" (as such term is defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Corporation representing 20% or more of the combined voting power of the Corporation's then outstanding voting securities. Such a Change in Control shall be deemed to have occurred on the first to occur of the business day immediately preceding the date securities are first purchased by a tender or exchange offer, or the date on which the Corporation first learns of the acquisition of 20% of such securities, or the earlier of the business day immediately preceding the effective date of an agreement for the merger, consolidation or other reorganization of the Corporation or the date of approval thereof by the stockholders of the Corporation, as the case may be.

      (ii) Change in Board. During any period of two consecutive years, individuals who at the beginning of such period were members of the Board of Directors, and any new director whose election by the Board or nomination for election by the Corporation's stockholders was approved by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved, cease for any reason to constitute at least a majority of the Board of Directors. Such a Change in Control shall be deemed to have occurred on the date upon which the requisite majority of directors fails to be elected by the stockholders of the Corporation.

      (iii) Other Events. There occurs a change in control of the Corporation of a nature that would be required to be reported as such in response to Item 1(a) of the Current Report on Form 8-K pursuant to Section 13 or 15(d) of the Exchange Act, or any successor provision to such Item relating to a "change in control," or in any other filing under the Exchange Act.

9. Designation of Beneficiary. If a Non-Employee Director dies prior to receiving the entire balance of his accounts(s) under the Plan, any balance remaining in his account(s) shall be paid in a lump sum as soon as practicable to the Non-Employee Director's designated beneficiary or, if the Non-Employee Director has not designated a beneficiary or the designated beneficiary is dead, then to his estate. Any designation of a beneficiary may be revoked or modified at any time by the Non-Employee Director, except that no designation shall be recognized as valid unless properly filed with the Pension Committee during the lifetime of the Non-Employee Director while he is legally competent.

10. Withholding of Taxes. The rights of a Non-Employee Director to payments or credits under this Plan shall be subject to the Corporation's obligations, if any, to withhold income or other taxes from such payments.

11. Status of Plan. This Plan is a nonqualified deferred compensation plan covering no employees of the Corporation. As such, the Plan is exempt from the requirements of the Employee Retirement Income Security Act of 1974, as amended. The Corporation intends that the Plan shall at all times be maintained on an unfunded basis for federal income tax purposes. Hence, all payments from this Plan shall be made from the general assets of the Corporation. This Plan shall not require the Corporation to set aside, segregate, earmark, pay into a trust or special account or otherwise restrict the use of its assets in the operation of its business. A Non-Employee Director (or, if applicable, his designated beneficiary) shall have no greater right or status than as an unsecured general creditor of the Corporation with respect to any amounts owed hereunder.

12. Rights Nonassignable. All payments to persons entitled to benefits hereunder shall be made to such persons and shall not be grantable, transferable or otherwise assignable in anticipation of payment thereof, in whole or in part, by the voluntary or involuntary acts of any such persons or by operation of law subject to garnishment, execution, attachment or any other similar legal process of creditors of such persons.

13. Administration. Full power and authority to construe, interpret and administer this Plan shall be vested in the Corporation's Pension Committee. The Pension Committee shall have full power and authority to make each determination provided for in this Plan. All determinations made by the Pension Committee shall be conclusive and binding upon the Company and any other party claiming rights hereunder.

14. Termination. The Board of Directors may, in its discretion, terminate this Plan at any time. Upon termination of the Plan, benefits shall be paid in accordance with the deferral elections made by the Non-Employee Director; provided, however, that the Pension Committee shall have the right to determine the total amount payable to each Non-Employee Director (or, if applicable, his beneficiary) and to cause the amount so determined to be paid in lump sum, thereby discharging the Corporation from any further liability or obligation under this Plan.

15. Amendment. The Board of Directors may, in its discretion, amend this Plan from time to time. In addition, the Pension Committee may from time to time amend this Plan to make such administrative changes as it may deem necessary or desirable. No such amendment shall divest any Non-Employee Director (or person claiming through him) of any rights to amounts previously credited to his accounts hereunder.

16. Incompetency. If the person to receive payment hereunder is deemed by the Pension Committee or is adjudged to be legally incompetent, the payments shall be made to the duly appointed guardian of such incompetent, or they may be made to such person or persons who the Pension Committee believes are caring for or supporting such incompetent; and the receipt thereof by such person or persons shall constitute complete satisfaction of the Company's obligations under this Plan.

17. Expenses. The expenses of administering this Plan shall be borne by the Corporation.

18. Gender. The masculine pronoun shall be deemed to include the feminine, and the singular to include the plural, unless a different meaning is plainly required by context.

19. Governing Law. This Plan shall be construed, administered and enforced according to the laws of the Commonwealth of Pennsylvania.

2O. Effective Date. The effective date of this Plan is January 1, 1995 and shall apply with respect to Director's Fees payable by the Corporation in respect of services performed on or after such date.

Executed this ______ day of _____________, 1995.

ATTEST:  HARSCO CORPORATION



Paul C. Coppock                                    Derek Hathaway
Senior Vice President, Chief Administrative        Chairman, President and
Officer, General Counsel and Secretary             Chief Executive Officer